Exhibit 99.1

Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Continues Improvement of its Capital Structure with $78 Million Refinancing of Variable Rate Debt on Chicago Portfolio

BOSTON—(July 16, 2018) Plymouth Industrial REIT, Inc. (the “Company”) (NYSE American: PLYM) today announced that it has closed on a new 10-year $78.0 million loan from Transamerica Life Insurance Company with a fixed interest rate of 4.35% and secured by 18 Chicago area properties. The proceeds of the loan, together with additional working capital, were used to repay in full the Company’s $79.8 million variable rate secured term loan from GS Special Situations Group scheduled to mature in December 2019 with a floating interest rate of 310 basis points over LIBOR. The previous loan was used to partially fund Plymouth’s acquisition of a 15-property industrial portfolio in the greater Chicago area from a subsidiary of Goldman Sachs in November 2017.

Daniel Wright, Executive Vice President and Chief Financial Officer of Plymouth Industrial REIT, noted, “With this refinancing, we have 80% of our total debt at fixed rates maturing over the next 5 to 10 years with a weighted average interest rate of 4.13%. The new loan also results in annual direct interest savings in excess of $600,000.”

Jeff Witherell, Plymouth’s Chairman and Chief Executive Officer, added, “We have made great strides in 2018 to improve our capital structure. With this refinancing and the May 2018 prepayment of our mezzanine debt through KeyBank, we have significantly reduced our cost of debt while eliminating most of our variable rate debt exposure.”

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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